QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(1)(A)

WEST PHARMACEUTICAL SERVICES, INC.

OFFER TO PURCHASE FOR CASH ANY AND ALL OF OUR
OUTSTANDING 4.00% CONVERTIBLE JUNIOR SUBORDINATED DEBENTURES DUE 2047
(CUSIP No. 955306 AA 3)

THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 5, 2012, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED BY US.

              We are offering to purchase for cash, upon the terms and subject to the conditions set forth in this offer to purchase (this "Offer to Purchase") and the related letter of transmittal (the "Letter of Transmittal"), any and all of our outstanding 4.00% Convertible Junior Subordinated Debentures Due 2047 (the "Debentures"). Our offer to purchase the Debentures, and the terms and conditions of this Offer to Purchase and the Letter of Transmittal, are referred to herein, collectively, as the "Offer." The Offer will expire at 12:00 midnight, New York City time, on June 5, 2012, unless the Offer is extended or earlier terminated by us, which date and time, as may be extended by us, we refer to herein as the "Expiration Time."

              Upon the terms and subject to the conditions of the Offer, holders of Debentures who validly tender and do not properly withdraw their Debentures prior to the Expiration Time, will receive, for each $1,000 principal amount of such Debentures, a cash purchase price (the "Purchase Price") equal to the sum of (i) the Average VWAP (as defined herein) multiplied by 14.0701 plus (ii) a fixed cash amount of $390.56, provided that in no event will the Purchase Price be less than $943.51 or more than $1,066.49 per $1,000 principal amount of such Debentures. In addition, holders will receive, in respect of their Debentures that are accepted for purchase, accrued and unpaid interest on such Debentures up to, but excluding, the settlement date of the Offer. All amounts payable pursuant to the Offer will be rounded to the nearest cent. See "The Offer—Principal Amount of Debentures; Price."

              Throughout the Offer, an indicative Purchase Price will be available from Georgeson Inc. (the "Information Agent"), which may be contacted at one of its telephone numbers listed on the back cover of this Offer to Purchase. We will determine the final Purchase Price promptly after the close of trading on the New York Stock Exchange on June 1, 2012 (the "Pricing Date"). We will announce the final Purchase Price no later than 6:00 p.m., New York City time, on the Pricing Date and the final Purchase Price will also be available at that time from the Information Agent.

              Upon the terms and subject to the conditions of the Offer, all Debentures validly tendered in the Offer and not properly withdrawn prior to the Expiration Time will be accepted for purchase in the Offer. We are not providing procedures for tenders of Debentures to be made by guaranteed delivery. Accordingly, you must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on or prior to the Expiration Time. If you hold your Debentures through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the Offer a number of days before the Expiration Time in order for such entity to tender Debentures on your behalf on or prior to the Expiration Time. Tenders not completed prior to the Expiration Time will be disregarded and of no effect.

              The Offer is not conditioned on any minimum aggregate principal amount of Debentures being tendered. The Offer is, however, subject to the conditions discussed under "The Offer—Conditions of the Offer."

              As of May 7, 2012, there was $161,500,000 aggregate principal amount of Debentures outstanding. The Debentures are not listed on any securities exchange. Our common stock is listed on the New York Stock Exchange under the symbol "WST." On May 7, 2012, the last reported sale price of our common stock on the New York Stock Exchange was $43.67 per share.

              See "Certain Significant Considerations" beginning on page 9 for a discussion of factors you should consider in evaluating this Offer.

              NEITHER THE OFFER TO PURCHASE NOR THE OFFER HAS BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Dealer Manager for the Offer is:

BofA MERRILL LYNCH

Offer to Purchase dated May 8, 2012.

 IMPORTANT INFORMATION

              References in this Offer to Purchase to "the Company," "we," "us" and "our" refer to West Pharmaceutical Services, Inc., unless the context indicates otherwise.

              All of the Debentures were issued in book-entry form and are currently represented by one or more global notes held for the account of The Depository Trust Company ("DTC").

              You may tender your Debentures by transferring them through DTC's Automated Tender Offer Program ("ATOP") or following the other procedures described under "The Offer—Procedures for Tendering the Debentures."

              If you hold your Debentures through a broker, dealer, commercial bank, trust company or other nominee, you should consider that such entity may require you to take action with respect to the Offer a number of days before the Expiration Time in order for such entity to tender Debentures on your behalf on or prior to the Expiration Time. Tenders not completed prior to the Expiration Time will be disregarded and of no effect.

              Notwithstanding any other provision of the Offer, our obligation to purchase, and to pay the Purchase Price for, any Debentures validly tendered and not properly withdrawn pursuant to the Offer is subject to and conditioned upon the satisfaction of, or where applicable, waiver by us of, all conditions of the Offer described under "The Offer—Conditions of the Offer."

              You may direct questions and requests for assistance, including requests for additional copies of this Offer to Purchase or the Letter of Transmittal, to the Information Agent, and you may also direct questions regarding the Offer to Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the dealer manager for the Offer (the "Dealer Manager"), at their respective addresses and telephone numbers listed on the back cover to this Offer to Purchase. Computershare is acting as the depositary for the Offer (the "Depositary"). See "The Offer—Persons Employed in Connection with the Offer."

              Subject to applicable law (including Rule 13e-4(d)(2) under the Securities Exchange Act of 1934 (the "Exchange Act"), which requires that material changes in the Offer be promptly disseminated to security holders in a manner reasonably designed to inform them of such changes), delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in or incorporated by reference in this Offer to Purchase is correct as of any time after the date of this Offer to Purchase or that there has been no change in the information included or incorporated by reference herein or in our affairs or the affairs of any of our subsidiaries since the date hereof.

              None of us, our management or board of directors, the Dealer Manager, the Depositary or the Information Agent makes any recommendation to any holder of Debentures as to whether or not to tender any Debentures. None of us, our management or board of directors, the Dealer Manager, the Depositary or the Information Agent has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or the Letter of Transmittal. If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, representation or information as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

              Each holder must comply with all applicable laws and regulations in force in any jurisdiction in which it participates in the Offer or possesses or distributes this Offer to Purchase and must obtain any consent, approval or permission required by it for participation in the Offer under the laws and regulations in force in any jurisdiction to which it is subject, and we shall not have any responsibility therefor.

i

 WHERE YOU CAN FIND MORE INFORMATION

              We file reports, proxy statements and other information with the SEC. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, Washington, D.C. For further information on the SEC's Public Reference Room, please call the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically, including West Pharmaceutical Services, Inc. Statements made in this Offer to Purchase concerning the provisions of any contract, agreement, indenture or other document referred to herein are not necessarily complete. With respect to each such statement concerning a contract, agreement, indenture or other document filed with the SEC, reference is made to such filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

              Information about us is also available at our Internet site at http://www.westpharma.com. The information available on our website, apart from the documents posted on such website and specifically incorporated by reference herein, is not a part of this Offer to Purchase.

INCORPORATION OF DOCUMENTS BY REFERENCE

              The following documents filed by us with the SEC are incorporated herein by reference and shall be deemed to be a part of this Offer to Purchase:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on February 29, 2012;

  •
  our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2011, filed with the SEC on March 1, 2012;

  •
  our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012, filed with the SEC on May 4, 2012;

  •
  our definitive proxy statement for our 2012 annual meeting of shareholders, filed with the SEC on March 21, 2012; and

  •
  our Current Reports on Form 8-K, filed with the SEC on February 27, 2012, May 3, 2012 and May 8, 2012.

              Any statement contained in a document incorporated by reference herein, or contained in this Offer to Purchase, shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Offer to Purchase, except as so modified or superseded.

              You may obtain any document incorporated herein by reference by contacting the SEC as described above under "Where You Can Find More Information" or by contacting us at 101 Gordon Drive, Lionville, PA 19341, telephone: (610) 594-2900, Attention: Vice President and Treasurer. We will provide copies of the documents incorporated by reference, without charge, upon written or oral request.

              We have filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 thereunder, furnishing certain information with respect to the Offer. The Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

ii

 TABLE OF CONTENTS

IMPORTANT INFORMATION	i
WHERE YOU CAN FIND MORE INFORMATION	ii
INCORPORATION OF DOCUMENTS BY REFERENCE	ii
SUMMARY TERMS OF THE OFFER	1
FORWARD-LOOKING STATEMENTS	7
CERTAIN SIGNIFICANT CONSIDERATIONS	9
RATIO OF EARNINGS TO FIXED CHARGES	10
PRICE RANGE OF THE DEBENTURES AND COMMON STOCK AND DIVIDENDS	11
SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA	11
THE OFFER	14
Principal Amount of Debentures; Price	14
Sample Calculations of Purchase Price	15
Procedures for Tendering the Debentures	16
How to Tender if You are a Beneficial Owner but Not a DTC Participant	16
How to Tender if You are a DTC Participant	17
Tendering Through DTC's ATOP	17
Signature Guarantees	18
General Provisions	18
No Appraisal Rights	19
Your Representation and Warranty; our Acceptance Constitutes an Agreement	19
Return of the Debentures if the Offer is not Completed	19
Backup Withholding and Information Reporting	20
Withdrawal Rights	20
Purchase of the Debentures; Payment of Purchase Price	21
Conditions of the Offer	21
Source and Amount of Funds	23
Extension of the Offer; Termination; Amendment	24
Security Ownership	25
Brokerage Commissions	25
Fees and Expenses	25
No Recommendation	26
Persons Employed in Connection with the Offer	26
Solicitation	27
Miscellaneous	27
PURPOSES, EFFECTS AND PLANS	28
Purposes of the Offer	28
Future Purchases	28
Material Differences in the Rights of Holders of the Debentures as a Result of the Offer	28
Effects of the Offer on the Market for Debentures	29
Retirement and Cancellation	30
Accounting Treatment of Repurchases of the Debentures in the Offer	30
Material United States Federal Income Tax Consequences	30

iii

 SUMMARY TERMS OF THE OFFER

              This summary highlights selected information from this Offer to Purchase and does not contain all the information that may be important to you in deciding whether or not to tender your Debentures. You should read the Offer to Purchase and the Letter of Transmittal in their entirety before making your decision to tender your Debentures. Cross references contained in this summary section will direct you to a more complete discussion of a particular topic located elsewhere in this Offer to Purchase.

Who is making the Offer?

              West Pharmaceutical Services, Inc., the issuer of the Debentures, is making the Offer. West Pharmaceutical Services, Inc. is a Pennsylvania corporation. The mailing address of our principal executive offices is 101 Gordon Drive, Lionville, Pennsylvania 19341. Our telephone number is (610) 594-2900.

Why is the Company making the Offer?

              The principal purpose of the Offer is to reduce the amount of Debentures outstanding, thereby reducing the dilutive impact of the Debentures on our equity. To the extent that any Debentures are tendered and accepted in the Offer, we will not be required to issue any shares of our common stock pursuant to the terms of such Debentures, eliminating the dilution that would have been caused by any such issuances. In addition, to the extent that any Debentures are tendered and accepted in the Offer, we will reduce the risk that the cost to us of settling our conversion obligations under the Debentures, which is a function of the trading price of our common stock, will increase in the event that the trading price of our common stock increases. See "Purposes, Effects and Plans—Purposes of the Offer."

What are the securities being sought in the Offer and what is the purchase price?

              We are offering to purchase for cash, upon the terms and subject to the conditions of the Offer, any and all of our outstanding 4.00% Convertible Junior Subordinated Debentures Due 2047. Upon the terms and subject to the conditions of the Offer, holders of Debentures who validly tender and do not properly withdraw their Debentures prior to the Expiration Time, will receive, for each $1,000 of such Debentures, a cash Purchase Price equal to the sum of:

  •
  the Average VWAP (as defined below) multiplied by 14.0701; plus

  •
  a fixed cash amount of $390.56,

provided that in no event will the Purchase Price be less than $943.51 or more than $1,066.49 per $1,000 principal amount of such Debentures. In addition, holders will receive, in respect of their Debentures that are accepted for purchase, accrued and unpaid interest on such Debentures up to, but excluding, the settlement date of the Offer. All amounts payable pursuant to the Offer will be rounded to the nearest cent. See "The Offer—Principal Amount of Debentures; Price."

              The "Average VWAP" means the sum of the Daily VWAPs (as defined below) for each day of the Averaging Period (as defined below) divided by 15.

              The "Averaging Period" means the period of 15 scheduled trading days beginning on May 11, 2012 and ending on the Pricing Date.

              The "Daily VWAP" for any trading day means the per share volume-weighted average price of our common stock on the New York Stock Exchange, as displayed under the heading "Bloomberg VWAP" on Bloomberg page WST.N <Equity> AQR (or its equivalent successor if such page is not available), in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session of the New York Stock Exchange on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The Daily VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

              For the purposes of determining the Purchase Price, a "trading day" means a day during which trading in our common stock generally occurs and a last reported sale price for our common stock is provided on the New York Stock Exchange or, if our common stock is not listed for trading on the New York Stock Exchange, the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a United States national or regional securities exchange, on the principal other market on which our common stock is then traded.

              For the purposes of determining the Purchase Price, in the event that on a trading day there is a "market disruption event," which means (i) a failure by the primary United States national or regional securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day (as defined below) for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock purchase or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock, then the Daily VWAP for such trading day shall be the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, to the extent practicable by a nationally recognized independent investment banking firm retained for this purpose by us.

              The table below provides examples of the Purchase Price per $1,000 principal amount of Debentures assuming that the Average VWAP is at specified levels. The actual Purchase Price will be subject to the minimum Purchase Price and maximum Purchase Price described above.

Sample Average VWAP	Illustrative Purchase Price
$39.30	$943.51
$40.03	$953.79
$40.76	$964.06
$41.49	$974.33
$42.21	$984.46
$42.94	$994.73
$43.67	$1,005.00
$44.40	$1,015.27
$45.13	$1,025.54
$45.85	$1,035.67
$46.58	$1,045.95
$47.31	$1,056.22
$48.04	$1,066.49

              See "The Offer—Principal Amount of Debentures; Price—Sample Calculations of Purchase Price" for more detailed illustrative calculations of the Purchase Price.

              As of May 7, 2012, there was $161,500,000 aggregate principal amount of Debentures outstanding. The Debentures are not listed on any securities exchange. Our common stock is listed on the New York Stock Exchange under the symbol "WST." On May 7, 2012, the last reported sale price of our common stock on the New York Stock Exchange was $43.67 per share.

When will I know the Purchase Price for the Offer?

              We will determine the final Purchase Price promptly after the close of trading on the New York Stock Exchange on the Pricing Date. We will announce the final Purchase Price no later than

6:00 p.m., New York City time, on the Pricing Date, and the final Purchase Price will also be available from the Information Agent. We note that the minimum and maximum Purchase Prices with respect to the Offer per $1,000 principal amount of Debentures of $943.51 and $1,066.49, respectively, have already been established. See "The Offer—Principal Amount of Debentures; Price."

How may I obtain information regarding the Purchase Price during the Offer?

              Throughout the Offer, an indicative Purchase Price will be available from the Information Agent at one of its telephone numbers listed on the back cover of this Offer to Purchase. We will determine the final Purchase Price promptly after the close of trading on the New York Stock Exchange on the Pricing Date. We will announce the final Purchase Price no later than 6:00 p.m., New York City time, on the Pricing Date, and the final Purchase Price will also be available by that time from the Information Agent. See "The Offer—Principal Amount of Debentures; Price."

Is there a minimum Purchase Price that will be paid in the Offer?

              Yes. In no event will the Purchase Price paid in the Offer for any Debentures validly tendered and not properly withdrawn prior to the Expiration Time be less than $943.51. If the pricing formula described above would result in a Purchase Price that is less than $943.51 per $1,000 principal amount of Debentures, subject to the other terms and conditions described in this Offer to Purchase, we will pay a purchase price equal to $943.51 per $1,000 principal amount of Debentures validly tendered and not properly withdrawn prior to the Expiration Time. See "The Offer—Principal Amount of Debentures; Price."

Is there a maximum Purchase Price that will be paid in the Offer?

              Yes. In no event will the Purchase Price paid in the Offer for any Debentures validly tendered and not properly withdrawn prior to the Expiration Time be more than $1,066.49. If the pricing formula described above would result in a Purchase Price that is more than $1,066.49 per $1,000 principal amount of Debentures, subject to the other terms and conditions described in this Offer to Purchase, we will pay a purchase price equal to $1,066.49 per $1,000 principal amount of Debentures validly tendered and not properly withdrawn prior to the Expiration Time. See "The Offer—Principal Amount of Debentures; Price."

Will I receive interest on my Debentures purchased pursuant to the Offer?

              Yes. Holders will receive, in respect of their Debentures that are accepted for purchase, accrued and unpaid interest on such Debentures up to, but excluding, the settlement date of the Offer.

How and when will I be paid?

              If your Debentures are accepted for purchase in the Offer, you will be paid the Purchase Price and the accrued and unpaid interest payable, in cash promptly after the Expiration Time and the acceptance of such Debentures for purchase. Payment will be made in U.S. dollars to an account designated by the Depositary, which will act as your custodian or nominee for the purpose of receiving payment from us and transmitting payment to you. All amounts payable pursuant to the Offer will be rounded to the nearest cent. Settlement is expected to occur on June 11, 2012. See "The Offer—Purchase of the Debentures; Payment of Purchase Price."

How many Debentures will the Company purchase in all?

              Upon the terms and subject to the conditions of the Offer, we will purchase any and all of our outstanding Debentures validly tendered and not properly withdrawn prior to the Expiration Time. See "The Offer—Principal Amount of Debentures; Price."

Is the Offer subject to any minimum tender or other conditions?

              Our obligation to purchase Debentures validly tendered and not properly withdrawn in the Offer is not subject to any minimum tender condition. However, the Offer is subject to the conditions described under "The Offer—Conditions of the Offer."

Will all of the Debentures I validly tender in the Offer, and do not properly withdraw, be purchased?

              Yes. Upon the terms and subject to the conditions of the Offer, we will purchase all of the Debentures that you validly tender pursuant to the Offer and do not properly withdraw.

May I tender only a portion of the Debentures that I own?

              Yes. You do not have to tender all of the Debentures that you own to participate in the Offer, except that Debentures must be tendered in denominations of $1,000 or integral multiples thereof.

How long do I have to tender my Debentures in the Offer?

              You will have until 12:00 midnight, New York City time, on June 5, 2012 to decide whether or not to tender your Debentures in the Offer, or if you are tendering your Debentures through ATOP, you have until 5:00 p.m., New York City time, prior to the Expiration Time, to tender your Debentures, provided that we do not choose to extend the Offer. We cannot assure you that we will extend the Offer or, if we extend the Offer, for how long it will be extended. See "The Offer—Principal Amount of Debentures; Price," "The Offer—Procedures for Tendering Debentures" and "The Offer—Extension of the Offer; Termination; Amendment."

Under what circumstances can the Offer be extended, amended or terminated?

              Subject to applicable law, we may extend the Offer, at any time or from time to time, for any reason. Subject to applicable law, we also expressly reserve the right, at any time or from time to time, to amend the terms of the Offer in any respect prior to the Expiration Time. We may terminate the Offer if conditions described under "The Offer—Conditions of the Offer" fail to be satisfied. If the Offer is terminated, no Debentures will be accepted for purchase and any Debentures that have been tendered will be returned to the holder promptly after the termination. For more information regarding our right to extend, amend or terminate the Offer, see "The Offer—Extension of the Offer; Termination; Amendment."

How will I be notified if the Offer is extended, amended or terminated?

              Amendments to or terminations of the Offer may be made at any time and from time to time by notice to the Depositary followed by public announcement. Such announcement, in the case of an extension, will be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled Expiration Time. See "The Offer—Extension of the Offer; Termination; Amendment."

How do I participate in the Offer?

              You may tender your Debentures by transferring the Debentures through ATOP or following the other procedures described under "The Offer—Procedures for Tendering Debentures."

What must I do to participate if my Debentures are held of record by a broker, dealer, commercial bank, trust company or other nominee?

              If you wish to tender your Debentures and they are held of record by a broker, dealer, commercial bank, trust company or other nominee, you should contact such entity promptly and instruct it to tender your Debentures on your behalf. You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee promptly to make arrangements for processing your instruction.

              Should you have any questions as to the procedures for tendering your Debentures, please call your broker, dealer, commercial bank, trust company or other nominee, or call the Information Agent at one of its telephone numbers listed on the back cover of this Offer to Purchase.

              If you hold your Debentures through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the offer a number of days before the Expiration Time in order for such entity to tender Debentures on your behalf on or prior to the Expiration Time. Tenders not completed prior to the Expiration Time will be disregarded and of no effect.

              See "The Offer—Procedures for Tendering the Debentures."

Once I have tendered Debentures, can I change my mind?

              You may withdraw previously tendered Debentures at any time before the Offer expires. In addition, after the Offer expires, if we have not accepted for purchase the Debentures you have tendered, you may withdraw your Debentures at any time after midnight, New York City time, on the 40th business day after the commencement of the Offer.

              To withdraw Debentures previously tendered, you or your broker, dealer, commercial bank, trust company or other nominee must cause the DTC participant holding the Debentures through its DTC account to timely generate a "Request Message" with respect to the withdrawal specifying the amount of Debentures to be withdrawn, the name of the registered holder of the Debentures and the number of the account at DTC to be credited with the withdrawn Debentures, and you must otherwise comply with DTC's procedures. See "The Offer—Withdrawal Rights."

What is the market value of my Debentures as of a recent date?

              There is no established reporting system or trading market for trading in the Debentures. However, we believe that the Debentures are currently traded over-the-counter and that there is currently a high correlation between the trading prices for the Debentures and the trading prices for the shares of our common stock. The closing price of our common stock on the New York Stock Exchange on May 7, 2012 was $43.67 per share. The product of such closing price and the current conversion rate of 18.0386 shares of our common stock per $1,000 principal amount of Debentures (subject to adjustment in certain events) equals $787.75. See "Purposes, Effects and Plans—Material Differences in the Rights of Holders of the Debentures as a Result of the Offer." You are urged to obtain more current price information for our common stock and the Debentures. See "The Offer—Price Range of the Debentures and Common Stock and Dividends."

How will participation in the Offer affect my rights with respect to the Debentures?

              If your Debentures are tendered and accepted in the Offer, you will receive the Purchase Price, together with accrued and unpaid interest with respect to the Debentures so tendered, up to, but excluding, the settlement date of the Offer, but you will give up all rights and obligations associated with ownership of the Debentures. See "Purposes, Effects and Plans—Material Differences in the Rights of Holders of the Debentures as a Result of the Offer."

If the Offer is completed and I do not participate in the Offer, how will my rights and obligations under my untendered Debentures be affected?

              The rights and obligations under the Debentures that remain outstanding after settlement of the Offer will not change as a result of the Offer. However, if a sufficiently large principal amount of Debentures does not remain outstanding after settlement of the Offer, any trading market for the remaining outstanding principal amount of Debentures may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of any trading in the Debentures. See "Purposes, Effects and Plans—Material Differences in the Rights of Holders of the Debentures as

a Result of the Offer" and "Purposes, Effects and Plans—Effects of the Offer on the Market for Debentures."

Will I have to pay brokerage commissions or transfer taxes if I tender my Debentures in the Offer?

              A registered holder of Debentures that tenders its Debentures directly to the Depositary and who does not give instructions for payment to be made or delivered, or unpurchased Debentures to be issued or delivered, to another person will not need to pay any brokerage commissions to us or the Depositary or transfer taxes. If you hold Debentures through a broker, dealer, commercial bank, trust company or other nominee, you should ask your broker, dealer, commercial bank, trust company or other nominee whether you will be charged a fee to tender your Debentures. See "The Offer—Procedures for Tendering the Debentures," "The Offer—Purchase of the Debentures; Payment of Purchase Price" and "The Offer—Brokerage Commissions."

What are the tax consequences of tendering my Debentures?

              Holders of Debentures may be subject to U.S. federal income taxation upon the receipt of cash from us as payment for the Debentures tendered in the Offer. See "Purposes, Effects and Plans—Material United States Federal Income Tax Consequences."

Is anyone making a recommendation regarding whether I should participate in the Offer?

              None of us, our management or board of directors, the Dealer Manager, the Depositary or the Information Agent makes any recommendation to any holder of Debentures as to whether or not to tender any Debentures. None of us, our management or board of directors, the Dealer Manager, the Depositary or the Information Agent has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, representation or information as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

              Before making your decision, we urge you to read this Offer to Purchase, including the documents incorporated by reference herein, and the Letter of Transmittal in their entirety. We also urge you to consult your financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.

How will the Company pay for the Debentures?

              We would need approximately $172.2 million, plus interest accrued to, but not including, the date of settlement, to purchase all of the Debentures outstanding as of May 7, 2012, assuming a maximum Purchase Price per $1,000 principal amount of Debentures of $1,066.49. We intend to use cash on hand and proceeds from borrowings under our revolving credit facility to pay for all Debentures that we purchase in the Offer. The Offer is not subject to any financing condition. See "The Offer—Conditions of the Offer" and "—Source and Amount of Funds."

Who can I talk to if I have questions about the Offer?

              Georgeson is acting as the Information Agent for the Offer and Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as the Dealer Manager for the Offer. You may call the Information Agent or the Dealer Manager if you have any questions about the Offer. See "The Offer—Persons Employed in Connection with the Offer" and the back cover of this Offer to Purchase for further information.

 FORWARD-LOOKING STATEMENTS

              This Offer to Purchase includes forward-looking statements. We caution investors that the risk factors below, as well as those set forth under the caption "Risk Factors" in our most recent Annual Report on Form 10-K, as amended, as filed with the Securities and Exchange Commission and as revised or supplemented by our quarterly reports on Form 10-Q, could cause our actual results to differ materially from those estimated or predicted in the forward-looking statements. You should evaluate any statement in light of these important factors. Except as required by law or regulation, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. Factors that may impact forward-looking statements include, but are not limited to:

  •
  sales demand and our ability to meet that demand;

  •
  competition from other providers in our businesses, including customers' in-house operations, and from lower-cost producers in emerging markets, which can impact unit volume, price and profitability;

  •
  customers' changing inventory requirements and manufacturing plans that alter existing orders or ordering patterns for the products we supply to them;

  •
  the timing, regulatory approval and commercial success of customer products that incorporate our packaging and delivery products and systems, including, but not limited to Daikyo Crystal Zenith(R) ("CZ") prefilled syringes, cartridges and vials, and the Confidose(R), SmartDose(TM) and NovaGuard(TM) systems;

  •
  whether customers agree to incorporate West's products and delivery systems with their new and existing drug products, the ultimate timing and successful commercialization of those products and systems, which involves substantial evaluations of the functional, operational, clinical and economic viability of West's products, and the rate, timing and success of regulatory approval for the drug products that incorporate West's components and systems;

  •
  the timely and adequate availability of filling capacity, which is essential to conducting definitive stability trials and the timing of first commercialization of customers' products in CZ prefilled syringes;

  •
  the timely execution and completion of our 2010 restructuring plan within the cost estimates, and the achievement of cost savings, anticipated by the plan;

  •
  average profitability, or mix, of products sold in any reporting period, including lower-than-expected sales growth of our high-value pharmaceutical packaging products, of CZ products and of other proprietary safety and administration devices;

  •
  maintaining or improving production efficiencies and overhead absorption;

  •
  dependence on third-party suppliers and partners, some of which are single-source suppliers of critical materials and products, including our Japanese partner and affiliate Daikyo Seiko, Ltd.;

  •
  the availability and cost of skilled employees required to meet increased production, managerial, research and other needs, including professional employees and persons employed under collective bargaining agreements;

  •
  interruptions or weaknesses in our supply chain, which could cause delivery delays or restrict the availability of raw materials, key purchased components and finished products;

  •
  the successful and timely implementation of price increases necessary to offset rising production costs, including raw material prices, particularly petroleum-based raw materials;

  •
  the cost and progress of development, regulatory approval and marketing of new products as a result of our research and development efforts;

  •
  the relative strength of the U.S. dollar in relation to other currencies, particularly the Euro, British Pound, Danish Krone, Singapore Dollar, and Japanese Yen;

  •
  the potential adverse effects of recently-enacted U.S. healthcare legislation on customer demand, product pricing and profitability;

  •
  our ability to successfully consummate the offering and the extent to which holders of the Debentures accept the Offer; and

  •
  our need and ability to refinance borrowings under our credit facility in connection with the Offer and the costs and interest rate(s) applicable to any financial obligations incurred to finance the Offer.

              A number of important factors could cause our results to differ materially from those indicated by such forward-looking statements, including those detailed under the heading "Risk Factors" in Part I, Item 1A of our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2011. Additional factors may emerge from time to time, and it is not possible for us to predict all of them; nor can we assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Except as required under the federal securities laws and the rules and regulations of the SEC (including Rule 13e-4(d)(2) under the Exchange Act, which requires that material changes in the Offer be promptly disseminated to security holders in a manner reasonably designed to inform them of such changes), we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

 CERTAIN SIGNIFICANT CONSIDERATIONS

              You should carefully consider the factors described below, in the sections titled "Risk Factors" in our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2011, which is incorporated herein, and elsewhere in our reports filed with the SEC before making a decision to tender your Debentures in the Offer. This Offer to Purchase, including the documents incorporated herein by reference, also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this Offer to Purchase, including in the documents incorporated by reference into this Offer to Purchase.

Risks Related to the Offer

Upon consummation of the Offer, holders who tender their Debentures will lose their rights under the Debentures, including their rights to future interest and principal payments with respect to their Debentures, their rights to convert the Debentures into shares of our common stock and their rights as a creditor of the Company.

              If you tender your Debentures pursuant to the Offer, you will give up all of your rights as a holder of the Debentures, including rights to future payment of principal of and interest on the Debentures, and you will cease to be a creditor of the Company. You will also be giving up the right to convert your Debentures in accordance with their terms. You will also give up the right to adjustments in the conversion rate for the Debentures in the event the Company increases its dividend, engages in certain other transactions or chooses to exercise its right to increase the conversion rate.

The liquidity of any trading market that currently exists for the Debentures may be adversely affected by the Offer, and holders who do not tender their Debentures may find it more difficult to sell their Debentures.

              If a significant percentage of the Debentures are purchased in the Offer, the liquidity of the trading market for the Debentures, if any, after the completion of the Offer may be substantially reduced. Any Debentures purchased will reduce the aggregate principal amount of the Debentures outstanding. As a result, the Debentures may trade at a discount to the price at which they would trade if the Offer were not consummated, subject to prevailing interest rates, the market for similar securities and other factors. The smaller outstanding aggregate principal amount of the Debentures may also make the trading prices of the Debentures more volatile. The trading market for the Debentures is quite limited at present and may become further limited as a result of the Offer. We cannot assure you that an active market in the Debentures will exist or be maintained, or as to the prices at which the Debentures may be traded after the Offer is consummated.

The Company has not made a recommendation as to whether or not you should tender your Debentures in the Offer, and the Company has not obtained any third-party determination that the Offer is fair to the holders of the Debentures.

              None of us, our management, our board of directors, the Dealer Manager, the Depositary or the Information Agent is making a recommendation as to whether or not holders of the Debentures should tender their Debentures pursuant to the Offer. We have not retained nor do we intend to retain any person to act on behalf of the holders of the Debentures for purposes of negotiating the terms of this Offer or to pass upon the fairness of the Offer or make any recommendation regarding the Offer.

The failure to timely complete the Offer successfully could negatively affect the market price of our common stock and the trading price of the Debentures.

              Several conditions must be satisfied or waived before we may complete the Offer, including that no material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs occurs prior to the Expiration Time. In addition, to the extent permitted by law, we reserve the right to extend the Offer in our sole discretion. If the Offer is not timely completed, the market price of our common stock and the trading price of the Debentures may decline to the extent that such prices reflect the assumption that the Offer will be completed on the scheduled Expiration Time. In addition, to the extent that we extend the Offer, many of the risks described elsewhere in these "Risks Related to the Offer" may be exacerbated.

RATIO OF EARNINGS TO FIXED CHARGES

              The following table sets forth our ratios of earnings to fixed charges for the periods indicated.

	Three Months Ended March 31,	Year Ended December 31,
(in millions, except ratio amounts)	2012	2011	2010	2009	2008	2007
EARNINGS:
Income before income taxes	$37.8	$92.7	$74.5	$83.1	$109.5	$86.4
Add:
Fixed charges	5.6	23.1	21.1	21.9	22.3	19.9
Less:
Capitalized interest	(0.4)	(1.1)	(0.9)	(2.4)	(2.6)	(1.9)

Adjusted earnings	$43.0	$114.7	$94.7	$102.6	$129.2	$104.4

FIXED CHARGES:
Interest expense	$4.7	$19.3	$17.7	$17.6	$18.6	$16.4
One-third of rent expense	0.9	3.8	3.4	4.3	3.7	3.5

Total fixed charges	$5.6	$23.1	$21.1	$21.9	$22.3	$19.9

Ratio of earnings to fixed charges	7.63	4.97	4.49	4.69	5.79	5.25

              For purposes of calculating the ratio of earnings to fixed charges, "earnings" consists of income before income taxes, plus fixed charges and less capitalized interest. "Fixed charges" consist of interest expense (including interest expense on all third-party indebtedness, except for interest related to unrecognized tax benefits, which is included in income tax expense) and one-third of rent expense.

 PRICE RANGE OF THE DEBENTURES AND COMMON STOCK AND DIVIDENDS

              There is no established reporting system or trading market for trading in the Debentures. We believe that the Debentures are currently traded over-the-counter and that there is currently a high correlation between the trading prices for the Debentures and the trading prices for the shares of our common stock. The principal market on which our common stock is traded is the New York Stock Exchange under the symbol "WST." The high and low prices per share of our common stock as reported on the New York Stock Exchange are provided in the following table.

	First Quarter		Second Quarter				Third Quarter		Fourth Quarter		Year
	High	Low	High		Low		High	Low	High	Low	High		Low
2012	43.01	37.35	45.55	(1)	39.30	(1)	—	—	—	—	45.55	(1)	37.35	(1)
2011	44.90	38.76	47.96		41.90		46.56	36.87	41.50	35.50	47.96		35.50
2010	43.29	35.07	44.84		36.16		37.04	32.74	42.59	33.35	44.84		32.74

(1)
Through May 7, 2012.

              On May 7, 2012, the closing price of our common stock on the New York Stock Exchange was $43.67 per share.

              We urge you to obtain more current price information for our common stock and the Debentures during the Offer period.

Dividends

              Our common stock paid a quarterly dividend of $0.16 per share in each of the first three quarters of 2010; $0.17 per share in the fourth quarter of 2010 and each of the first three quarters of 2011; $0.18 per share in the fourth quarter of 2011 and each of the first two quarters of 2012.

Book Value per Share

              At March 31, 2012, book value per share for our common stock was $20.55.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

              The following tables set forth certain of our summary consolidated historical financial information that is derived from and should be read in conjunction with our audited consolidated financial statements contained in our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2011 and our unaudited consolidated financial statements contained in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, each of which is incorporated by reference into this Offer to Purchase. The historical financial information presented may not be indicative of our future performance and our results for the three months ended March 31, 2012 are not necessarily indicative of results to be expected for the entire 2012 fiscal year. The financial information that follows should be read in conjunction with all of the financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated herein by reference from our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012.

	Three Months Ended March 31,	Year Ended December 31,
(in millions, except per share data)	2012	2011	2010	2009	2008	2007
SUMMARY OF OPERATIONS
Net sales	$316.3	$1,192.3	$1,104.7	$1,055.7	$1,051.1	$1,020.1
Operating profit	41.7	109.6	90.7	97.5	124.1	94.9
Income from continuing operations	29.2	75.5	65.3	72.6	86.6	71.7
Loss from discontinued operations	—	—	—	—	—	(0.5)

Net income	29.2	75.5	65.3	72.6	86.6	71.2
Less: net income attributable to noncontrolling interests	—	—	—	—	0.6	0.5

Net income attributable to common shareholders	$29.2	$75.5	$65.3	$72.6	$86.0	$70.7

Income per share attributable to common shareholders from continuing operations:
Basic(1)	$0.86	$2.24	$1.96	$2.21	$2.65	$2.18
Diluted(2)	0.81	2.16	1.89	2.12	2.50	2.06
Loss per share attributable to common shareholders from discontinued operations:
Basic(1)	—	—	—	—	—	(.02)
Diluted(2)	—	—	—	—	—	(.01)
Weighted average common shares outstanding	33.9	33.7	33.3	32.8	32.4	32.7
Weighted average shares assuming dilution	37.1	37.0	36.7	36.3	36.1	36.2
Dividends declared per common share	$0.18	$0.70	$0.66	$0.62	$0.58	$0.54

FINANCIAL POSITION
Cash and cash equivalents	$100.2	$91.8	$110.2	$83.1	$87.2	$108.4
Working capital	200.4	228.8	266.9	226.1	207.1	229.4
Total assets	1,457.3	1,399.1	1,294.3	1,271.0	1,168.7	1,185.6
Total invested capital:
Total debt	381.4	349.4	358.4	379.6	386.0	395.1
Total equity	694.7	654.9	625.7	579.1	487.1	490.9

Total invested capital	$1,076.1	$1,004.3	$984.1	$958.7	$873.1	$886.0

PERFORMANCE MEASUREMENTS(3)
Gross margin(a)	31.9%	28.5%	28.8%	28.8%	28.8%	28.6%
Operating profitability(b)	13.2%	9.2%	8.2%	9.2%	11.8%	9.3%
Effective tax rate	26.1%	25.3%	18.3%	16.2%	21.6%	19.9%
Return on invested capital(c)	11.9%	8.2%	7.6%	8.9%	11.1%	9.9%
Net debt-to-total invested capital(d)	28.8%	28.2%	28.4%	33.9%	38.0%	36.9%
Research and development expenses	$8.3	$29.1	$23.9	$19.9	$18.7	$16.1
Operating cash flow	13.8	130.7	138.3	137.7	135.0	129.2
Stock price range	$43.01-37.35	$47.96-35.50	$44.84-32.74	$41.77-27.85	$52.00-29.52	$54.83-35.20

(1)
Based on weighted average common shares outstanding.

(2)
Based on weighted average shares, assuming dilution.

(3)
Performance measurements represent indicators commonly used in the financial community. They are not measures of financial performance under U.S. GAAP.

  (a)
  Net sales minus cost of goods and services sold, including applicable depreciation and amortization, divided by net sales.

  (b)
  Operating profit divided by net sales.

  (c)
  Operating profit multiplied by one minus the effective tax rate divided by average total invested capital.

  (d)
  Net debt (total debt less cash and cash equivalents) divided by total invested capital net of cash and cash equivalents.

              Summary historical consolidated financial information:

  •
  Income from continuing operations in the three months ended March 31, 2012 included the impact of restructuring and related charges of $0.3 million (net of $0.1 million in tax), an increase in acquisition-related contingencies of $0.1 million (net of $0.1 million in tax), and a discrete tax charge of $0.3 million.

  •
  Income from continuing operations in 2011 included the impact of restructuring and related charges of $3.5 million (net of $1.8 million in tax), income from the reduction of acquisition-related contingencies of $0.2 million, special separation benefits related to the retirement of our former President and Chief Operating Officer of $1.8 million (net of $1.1 million in tax) and the recognition of income tax charges totaling $1.4 million, the majority of which resulted from changes in certain international tax rates, which changed the value of deferred tax assets and liabilities.

  •
  Income from continuing operations in 2010 included the impact of restructuring charges and asset impairments of $10.2 million (net of $5.7 million in tax), income from the reduction of acquisition-related contingencies of $1.6 million (net of $0.2 million in tax) and the recognition of income tax benefits totaling $1.1 million, the majority of which resulted from the reversal of liabilities for unrecognized tax benefits.

  •
  Income from continuing operations in 2009 included the impact of restructuring charges and asset impairments of $6.3 million (net of $3.2 million in tax) and income tax benefits totaling $6.1 million primarily relating to reversals of liabilities for unrecognized tax benefits and the identification of additional qualified R&D activities related to prior years.

  •
  Income from continuing operations in 2008 included a net gain on contract settlement proceeds of $2.7 million (net of $1.5 million in tax), restructuring and related charges of $1.9 million (net of $1.1 million in tax) and income tax benefits of $3.5 million, the majority of which related to the reversal of liabilities for unrecognized tax benefits.

  •
  On December 29, 2008, we purchased the remaining 10% interest in our Medimop subsidiary for $8.5 million, which resulted in a $5.4 million reduction to the noncontrolling interest balance.

  •
  Income from continuing operations in 2007 included the impact of restructuring charges at our former Tech Group segment, an impairment loss on our Nektar customer contract intangible asset and provisions for Brazilian tax issues, totaling a charge of $19.4 million (net of $7.0 million in tax). Our 2007 results also included the recognition of discrete tax benefits totaling $8.2 million.

 THE OFFER

Principal Amount of Debentures; Price

              We are offering to purchase for cash, upon the terms and subject to the conditions of the Offer, any and all of the outstanding Debentures for a Purchase Price for each $1,000 principal amount of Debentures equal to the sum of:

  •
  the Average VWAP (as defined below) multiplied by 14.0701; plus

  •
  a fixed cash amount of $390.56,

provided that in no event will the Purchase Price be less than $943.51 or more than $1,066.49 per $1,000 principal amount of such Debentures. In addition, holders will receive, in respect of their Debentures that are accepted for purchase, accrued and unpaid interest on such Debentures to, but excluding, the settlement date of the Offer. All amounts payable pursuant to the Offer will be rounded to the nearest cent.

              The "Average VWAP" means the sum of the Daily VWAPs (as defined below) for each day of the Averaging Period (as defined below) divided by 15.

              The "Averaging Period" means the period of 15 scheduled trading days beginning on May 11, 2012 and ending on the Pricing Date.

              The "Daily VWAP" for any trading day means the per share volume-weighted average price of our common stock on the New York Stock Exchange, as displayed under the heading "Bloomberg VWAP" on Bloomberg page WST.N <Equity> AQR (or its equivalent successor if such page is not available), in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session of the New York Stock Exchange on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The Daily VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

              For the purposes of determining the Purchase Price, a "trading day" means a day during which trading in our common stock generally occurs and a last reported sale price for our common stock is provided on the New York Stock Exchange or, if our common stock is not listed for trading on the New York Stock Exchange, the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a United States national or regional securities exchange, on the principal other market on which our common stock is then traded.

              For the purposes of determining the Purchase Price, in the event that on a trading day there is a "market disruption event," which means (i) a failure by the primary United States national or regional securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock purchase or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock, then the Daily VWAP for such trading day shall be the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, to the extent practicable by a nationally recognized independent investment banking firm retained for this purpose by us.

              Upon the terms and subject to the conditions of the Offer, all Debentures validly tendered in the Offer and not properly withdrawn will be accepted for purchase in the Offer. As of May 7, 2012, there was $161,500,000 aggregate principal amount of Debentures outstanding. The Debentures are not listed on any securities exchange. Our common stock is listed on the New York Stock Exchange under the symbol "WST." On May 7, 2012, the last reported sale price of our common stock on the New York Stock Exchange was $43.67 per share.

Sample Calculations of Purchase Price

              For purposes of illustration, the table below indicates the total Purchase Price (and fixed and variable components thereof) that would be calculated on the basis of the pricing formula described above with respect to each $1,000 principal amount of Debentures, assuming a range of sample Average VWAPs indicated in the left-hand column. The actual Average VWAP may be higher or lower than the sample Average VWAPs below. The actual Purchase Price will be subject to the minimum Purchase Price and maximum Purchase Price described above.

Sample Average VWAP	Variable Component of Purchase Price(1)	Fixed Component Of Purchase Price	Illustrative Purchase Price
$39.30	$552.95	$390.56	$943.51
$40.03	$563.23	$390.56	$953.79
$40.76	$573.50	$390.56	$964.06
$41.49	$583.77	$390.56	$974.33
$42.21	$593.90	$390.56	$984.46
$42.94	$604.17	$390.56	$994.73
$43.67	$614.44	$390.56	$1,005.00
$44.40	$624.71	$390.56	$1,015.27
$45.13	$634.98	$390.56	$1,025.54
$45.85	$645.11	$390.56	$1,035.67
$46.58	$655.39	$390.56	$1,045.95
$47.31	$665.66	$390.56	$1,056.22
$48.04	$675.93	$390.56	$1,066.49

(1)
The variable component of the Purchase Price has been calculated by multiplying the applicable Average VWAP by a constant multiplier of 14.0701.

              In addition, holders will receive, in respect of their Debentures that are accepted for purchase, accrued and unpaid interest on such Debentures to, but excluding, the settlement date of the Offer. All amounts payable pursuant to the Offer will be rounded to the nearest cent.

              Throughout the Offer, an indicative Average VWAP and the resulting indicative Purchase Price will be available from the Information Agent at one of its telephone numbers listed on the back cover of this Offer to Purchase. We will determine the final Purchase Price promptly after the close of trading on the New York Stock Exchange on the Pricing Date. We will announce the final Purchase Price no later than 6:00 p.m., New York City time, on the Pricing Date, and the final Purchase Price will also be available by that time from the Information Agent.

              We will determine the final Purchase Price promptly after the close of trading on the New York Stock Exchange on the Pricing Date. We will announce the final Purchase Price no later than 6:00 p.m., New York City time, on the Pricing Date, and the final Purchase Price will also be available by that time from the Information Agent.

              At any time during the Offer, you may also contact the Information Agent to obtain an indicative Average VWAP and the resulting indicative Purchase Price (and, once it is determined, the final Purchase Price) at one of its telephone numbers listed on the back cover of this Offer to Purchase.

              All Debentures validly tendered but not purchased because the Offer is not completed will be returned to you at our expense promptly following the earlier of the termination or expiration of the Offer.

              You may withdraw your Debentures from the Offer by following the procedures described under "The Offer—Withdrawal Rights."

              If we:

  •
  adjust the pricing formula or the minimum or maximum Purchase Price;

  •
  otherwise increase or decrease the Purchase Price to be paid for the Debentures; or

  •
  decrease the principal amount of Debentures we are seeking to purchase,

then the Offer must remain open, or will be extended, until at least ten business days from, and including, the date that notice of any such change is first published, sent or given in the manner described under "The Offer—Extension of the Offer; Termination; Amendment." The calculation of the final Purchase Price on the basis of the formula described above will not be considered an increase or decrease in the price to be paid in the Offer and will not require an extension of the Offer. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

              The Offer is not conditioned on any minimum principal amount of Debentures being tendered. The Offer is subject to the conditions discussed under "The Offer—Conditions of the Offer."

Procedures for Tendering the Debentures

              All of the Debentures are held in book-entry form through the facilities of DTC, and all of the Debentures are currently represented by one or more global certificates held for the account of DTC.

              If you desire to tender Debentures, you may tender such Debentures to the Depositary through DTC's ATOP or by submitting a signed Letter of Transmittal, together with a confirmation of book-entry transfer of the Debentures and any other required documents, in either case by following the procedures set forth below.

              We are not providing procedures for tenders of Debentures to be made by guaranteed delivery. Accordingly, you must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on or prior to the Expiration Time. If you hold your Debentures through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the offer a number of days before the Expiration Time in order for such entity to tender Debentures on your behalf on or prior to the Expiration Time. Tenders not completed prior to the Expiration Time will be disregarded and of no effect.

How to Tender if You are a Beneficial Owner but not a DTC Participant

              If you hold your Debentures through a broker, dealer, commercial bank, trust company or other nominee, you will need to timely instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Debentures prior to the Expiration Time in the manner described below and upon the terms and conditions set forth in this Offer to Purchase. Please refer to any materials forwarded to you by your broker, dealer, commercial bank, trust company or other nominee to determine how you can timely instruct your nominee to take these actions.

              In order to participate in the Offer, you must instruct your broker, dealer, commercial bank, trust company or other nominee to participate on your behalf. Your broker, dealer, commercial bank, trust company or other nominee should arrange for the DTC participant holding the Debentures through its DTC account to tender those Debentures in the Offer to the Depositary prior to the Expiration Time.

              If you hold your Debentures through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the Offer a number of days before the Expiration Time in order for such entity to tender Debentures on your behalf prior to the Expiration Time.

              You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee promptly to make arrangements for processing your instruction.

              If you hold your Debentures through a broker, dealer, commercial bank, trust company or other nominee other than the Dealer Manager, you should ask your broker, dealer, commercial bank, trust company or other nominee if you will be charged a fee to tender your Debentures through such broker, dealer, commercial bank, trust company or other nominee.

How to Tender if You are a DTC Participant

              To participate in the Offer, a DTC participant must:

  •
  comply with the ATOP procedures of DTC described below; or

  •
  complete and sign and date the Letter of Transmittal, or a facsimile of the Letter of Transmittal, (ii) have the signature on the Letter of Transmittal guaranteed if the Letter of Transmittal so requires, (iii) mail or deliver the Letter of Transmittal or facsimile thereof, together with any other documents required by the Letter of Transmittal, to the Depositary prior to the Expiration Time, and (iv) ensure that the Depositary receives, prior to the Expiration Time, a timely confirmation of book-entry transfer of such Debentures into the Depositary's account at DTC according to the procedure for book-entry transfer described below.

              No documents should be sent to us or the Information Agent. An Agent's Message (as defined below) or the Letter of Transmittal should be delivered only to the Depositary. The Depositary will not accept any tender materials other than the Letter of Transmittal or an Agent's Message.

              By tendering Debentures pursuant to the Offer, you will be deemed to have agreed that the delivery and surrender of the Debentures is not effective, and the risk of loss of the Debentures does not pass to the Depositary, until receipt by the Depositary of the items listed above together with all accompanying evidences of authority and any other required documents in form satisfactory to us. In all cases, you should allow sufficient time to assure delivery to the Depositary prior to the Expiration Time.

Tendering through DTC's ATOP

              The Depositary will establish an account at DTC with respect to the Debentures for purposes of the Offer, and any financial institution that is a DTC participant may make book-entry delivery of eligible Debentures by causing DTC to transfer such Debentures into the Depositary's account in accordance with DTC's procedures for such transfer.

              The Depositary and DTC have confirmed that Debentures held in book-entry form through DTC that are to be tendered in the Offer are eligible for ATOP. To effectively tender Debentures, DTC participants may until 5:00 p.m., New York City time, prior to the Expiration Time, in lieu of physically completing and signing the Letter of Transmittal and delivering it to the Depositary, electronically transmit their acceptance through ATOP, and DTC will then verify the acceptance, execute a book-entry delivery to the Depositary's account at DTC and send an Agent's Message to the Depositary for its acceptance. The confirmation of a book-entry transfer into the Depositary's account at DTC as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to DTC does not constitute delivery to the Depositary.

              The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the DTC participant described in such Agent's Message, stating that such participant has received and agrees to be bound by the terms and conditions of the Offer as set forth in this Offer to Purchase and the Letter of Transmittal, and that we may enforce such agreement against such participant.

              If you desire to tender your Debentures on the Expiration Time through ATOP, you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date.

Signature Guarantees

              All signatures on a Letter of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, a "Medallion Signature Guarantor") unless the Debentures tendered or withdrawn, as the case may be, pursuant thereto are tendered (1) by the DTC participant whose name appears on a security position listing as the owner of the Debentures who has not completed the box entitled Special Payment Instructions or Special Delivery Instructions on the Letter of Transmittal or (2) for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc. or a commercial bank, trust company or other nominee having an office or correspondent in the United States. If Debentures are registered in the name of a person other than the signatory of a Letter of Transmittal or if delivery of the Purchase Price is to be made or tendered, or Debentures that are not accepted are to be returned, to a person other than the holder, then the signature on the Letter of Transmittal accompanying the tendered Debentures must be guaranteed by a Medallion Signature Guarantor as described above.

General Provisions

              The method of delivery of Debentures and all other documents or instructions including, without limitation, an Agent's Message and the Letter of Transmittal, is at your risk.

              All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders and withdrawals of Debentures will be determined by us. In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to our determinations of these matters. Alternative, conditional or contingent tenders will not be considered valid. We reserve the absolute right to reject any or all tenders of Debentures that are not in proper form or the acceptance of which would, in our opinion, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Debentures. A waiver of any defect of irregularity with respect to the tender of any Debenture shall not constitute a waiver of the same or any other defect or irregularity with respect to the tender of any other Debentures except to the extent we may otherwise so provide. We will interpret the terms and conditions of the Offer. In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to our interpretation of the terms and conditions of the Offer. Tenders of Debentures shall not be deemed to have been made until any defects or irregularities have been waived by us or cured. None of us, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any tender of Debentures, or will incur any liability to you for failure to give any such notification.

              All tendering holders, by execution of the Letter of Transmittal or transmission of an Agent's Message through ATOP, waive any right to receive notice of the acceptance of their Debentures for purchase.

              Debentures being tendered must be delivered to the Depositary in accordance with the procedures described in this Offer to Purchase, before the Expiration Time.

No Appraisal Rights

              No appraisal rights are available to holders of Debentures under applicable law in connection with the Offer.

Your Representation and Warranty; our Acceptance Constitutes an Agreement

              A tender of Debentures under the procedures described above will constitute your acceptance of the terms and conditions of the Offer. In addition, by instructing your custodian or nominee to tender your Debentures in the Offer, you are representing, warranting and agreeing that, among other things:

  •
  you have received a copy of this Offer to Purchase and the Letter of Transmittal and agree to be bound by all the terms and conditions of the Offer;

  •
  you have full power and authority to tender your Debentures;

  •
  you have assigned and transferred the Debentures to the Depositary and irrevocably constitute and appoint the Depositary as your true and lawful agent and attorney-in-fact to cause your Debentures to be tendered in the Offer, that power of attorney being irrevocable and coupled with an interest, subject only to the right of withdrawal described in this Offer to Purchase; and

  •
  your Debentures are being tendered, and will, when accepted by the Depositary, be free and clear of all charges, liens, restrictions, claims, equitable interests and encumbrances, other than the claims of a holder under the express terms of the Offer.

              Your custodian or nominee, by delivering, or causing to be delivered, the Debentures and a completed Agent's Message or Letter of Transmittal to the Depositary is representing and warranting that you, as owner of the Debentures, have represented, warranted and agreed to each of the above.

              By tendering Debentures pursuant to the Offer, you will also be deemed to have agreed to, upon request, execute and deliver any additional documents deemed by the Depositary or by us to be necessary or desirable to complete the tender, sale, assignment and transfer of the Debentures tendered thereby.

              Our acceptance for purchase of Debentures tendered under the Offer will constitute a binding agreement between you and us upon the terms and conditions of the Offer described in this and the related documents. Such agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Return of the Debentures if the Offer is not Completed

              If any validly tendered Debentures are not purchased because the Offer is not completed, such unpurchased Debentures will be returned without cost to the tendering holder promptly after the earlier of the termination or expiration of the Offer by book-entry delivery through DTC to the accounts of the applicable DTC participants.

Backup Withholding and Information Reporting

              For a discussion of the material U.S. federal income tax consequences to tendering holders, including possible information reporting and backup withholding, see "Purposes, Effects and Plans—Material United States Federal Income Tax Consequences."

Withdrawal Rights

              Debentures tendered in the Offer may be withdrawn at any time before the Expiration Time and may also be withdrawn at any time after midnight, New York City time, on the 40th business day after the commencement of the Offer if we have not accepted such Debentures for purchase by then. Except as otherwise provided in this section, tenders of Debentures are irrevocable.

              For a withdrawal of a tender of Debentures to be effective, a transmission notice of withdrawal must be received by the Depositary by a properly transmitted "Request Message" through ATOP. Any such notice of withdrawal must:

  •
  specify the name of the person who tendered the Debentures to be withdrawn and the name of the DTC participant whose name appears on the security position listing as the owner of such Debentures, if different from that of the person who deposited the Debentures;

  •
  contain the aggregate principal amount of Debentures to be withdrawn and the number of the account at DTC to be credited with the withdrawn Debentures; and

  •
  if the Letter of Transmittal was executed by a person other than the DTC participant whose name appears on a security position listing as the owner of the Debentures, be accompanied by a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such holder.

              Withdrawal of Debentures can only be accomplished in accordance with the foregoing procedures.

              If you tendered your Debentures through a broker, dealer, commercial bank, trust company or other nominee and wish to withdraw your Debentures, you will need to make arrangements for withdrawal with your nominee. Your ability to withdraw the tender of your Debentures will depend upon the terms of the arrangements you have made with your nominee and, if your nominee is not the DTC participant tendering those Debentures, the arrangements between your nominee and such DTC participant, including any arrangements involving intermediaries between your nominee and such DTC participant.

              Through DTC, the Depositary will return to tendering holders all Debentures in respect of which it has received valid withdrawal instructions promptly after it receives such instructions.

              All questions as to the form and validity (including time of receipt) of any transmission notice of withdrawal of a tender will be determined by us. In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to our determinations of these matters. We reserve the absolute right to reject any or all attempted withdrawals of Debentures that are not in proper form or the acceptance of which would, in our opinion, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of a withdrawal as to particular Debentures. A waiver of any defect or irregularity with respect to the withdrawal of any Debenture shall not constitute a waiver of the same or any other defect or irregularity with respect to the withdrawal of any other Debenture except to the extent we may otherwise so provide. Withdrawals of Debentures shall not be deemed to have been made until any defects or irregularities have been waived by us or cured. None of us, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

              Withdrawals may not be rescinded, and any Debentures properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer unless the withdrawn Debentures are validly re-tendered before the expiration of the Offer by following the procedures described under "The Offer—Procedures for Tendering the Debentures."

              If we extend the Offer, are delayed in our acceptance for purchase of Debentures, or are unable to purchase Debentures under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Debentures on our behalf, and such Debentures may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described in this section.

Purchase of the Debentures; Payment of Purchase Price

              Upon the terms and conditions of the Offer, promptly following the Expiration Time, we will purchase and pay for, and thereby purchase, all Debentures validly tendered and not properly withdrawn. Settlement of the Offer is expected to occur on June 11, 2012.

              For purposes of the Offer, we will be deemed to have accepted for purchase and therefore purchased Debentures that are validly tendered and not properly withdrawn only when, as and if we give notice to the Depositary of our acceptance of such Debentures for purchase.

              Upon the terms and conditions of the Offer, promptly after the Expiration Time, we will accept for purchase and pay the Purchase Price, and accrued and unpaid interest payable pursuant to the terms of the Offer, for any and all of the Debentures that are validly tendered and not properly withdrawn.

              We will pay the aggregate Purchase Price, and accrued and unpaid interest payable pursuant to the terms of the Offer, for each of the Debentures purchased pursuant to the Offer to an account designated by the Depositary, which will act as custodian or nominee for tendering holders for the purpose of receiving payment from us and transmitting payment to the tendering holders.

              We will not pay interest on the Purchase Price, or the accrued and unpaid interest payable pursuant to the terms of the Offer, with respect to any of the Debentures regardless of any delay in making payment on the part of the Depositary or DTC. In addition, if certain events occur, we may not be obligated to purchase Debentures in the Offer. See the conditions of the Offer under "The Offer—Conditions of the Offer."

              We will pay all transfer taxes, if any, payable on the transfer to us of Debentures purchased under the Offer. If, however, (i) payment of the Purchase Price is to be made to any person other than the registered holder or (ii) Debentures not tendered for purchase are to be registered in the name of any person other than the registered holder, then the amount of all transfer taxes, if any (whether imposed on the registered holder, the other person or otherwise), payable on account of the transfer to the other person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the transfer taxes, or exemption therefrom, is submitted.

Conditions of the Offer

              Notwithstanding any other provision of the Offer, we will not be required to purchase and pay for any Debentures tendered, and may terminate or amend the Offer or may postpone the acceptance for purchase of, or the purchase of and the payment for Debentures, subject to Rules 13e-4(f)(5) and

14e-1(c) under the Exchange Act, which require that an offeror pay the consideration offered or return the Debentures tendered promptly after the termination or withdrawal of a tender offer, if:

  •
  any of the following shall have occurred and be continuing:

  •
  there shall have occurred:

  •
  any general suspension of trading in, or limitation on prices for, securities in the United States securities or financial markets;

  •
  a material impairment in the trading market for debt or convertible debt securities;

  •
  any suspension or limitation of trading of any of our securities on any purchase or in the over-the-counter market;

  •
  a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

  •
  any limitation (whether or not mandatory) by any governmental authority on, or other event that, in our reasonable judgment, would have a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States;

  •
  any attack on, outbreak or escalation of hostilities or acts of terrorism involving, the United States that would reasonably be expected to have a materially adverse effect on our or our affiliates' business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects; or

  •
  any significant adverse change in the United States securities or financial markets generally, or in the worldwide market for analytical and research instruments, equipment, reagents and consumables, software and related services, that, in our reasonable judgment, would have a material adverse effect on our or our affiliates' business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates or in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

  •
  there exists an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of the Offer or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates;

  •
  there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates, or which would or might, in our reasonable judgment, directly or indirectly prohibit, prevent, restrict or delay consummation of the Offer or otherwise adversely affect the Offer in any material manner;

    •
    there shall have occurred any tender offer with respect to some or all of our outstanding common stock, or any merger, acquisition or other business combination proposal involving us or our affiliates made by any person or entity;

    •
    there exists any other actual or threatened legal impediment to the Offer or any other circumstances that would, in our reasonable judgment, materially adversely affect the transactions contemplated by the Offer, or the contemplated benefits of the Offer to us or our affiliates;

    •
    there shall have occurred any development that would, in our reasonable judgment, materially adversely affect our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates;

    •
    an event or events or the likely occurrence of an event or events that would or might reasonably be expected to prohibit, restrict or delay the consummation of the Offer; or

    •
    the trustee for the Debentures objects in any respect to, or takes any action that would be reasonably likely to materially and adversely affect, the consummation of the Offer, or takes any action that challenges the validity or effectiveness of the procedures used by us in the making of the Offer or in the acceptance of Debentures.

              We expressly reserve the right to amend or terminate the Offer and to reject for purchase any Debentures not previously accepted for purchase upon the occurrence of any of the events specified above. In addition, we expressly reserve the right to waive any of the conditions of the Offer, in whole or in part, on or prior to the Expiration Time. We will give prompt notice of any amendment, non-acceptance, termination or waiver to the Depositary, followed by a timely public announcement.

              These conditions are for our sole benefit, and we may assert or waive them in whole or in part at any or at various times in our sole discretion.

              All conditions to the Offer must be satisfied or waived prior to the expiration of the Offer. The Offer is not subject to any financing condition or conditioned upon the tender of any minimum principal amount of Debentures.

Source and Amount of Funds

              We would need approximately $172.2 million, plus interest accrued to, but not including, the date of settlement, to purchase all of the Debentures outstanding as of May 7, 2012, assuming a maximum Purchase Price per $1,000 principal amount of Debentures of $1,066.49. We intend to use cash on hand and proceeds from borrowings under our Credit Agreement, dated as of April 27, 2012, between West, certain of its subsidiaries, the lenders party thereto from time to time, PNC Bank, National Association, as Administrative Agent, Bank of America, N.A., Wells Fargo Bank, National Association, Citizens Bank of Pennsylvania and U.S. Bank, National Association, as Syndication Agents and PNC Capital Markets, LLC, as Sole Lead Arranger (the "Credit Agreement"), to pay for all Debentures that we purchase in the Offer. Our ability to borrow under our revolving credit facility is subject to our being in compliance with the covenants contained in, and satisfying other conditions provided under, that facility for borrowings to be made under it. We do not anticipate that we will be unable to comply with such covenants and satisfy such condition. The terms of the Credit Agreement include:

  •
  a senior unsecured, multi-currency revolving credit facility of $300,000,000, with sublimits of up to $30,000,000 for swing line loans and up to $30,000,000 for the issuance of standby letters of credit, which credit facility may be increased from time to time by up to

    $50,000,000 in the aggregate through an increase in the revolving credit facility or an incremental term loan subject to the satisfaction of certain conditions;

  •
  a termination date of April 26, 2017;

  •
  a base interest rate that is tiered based on the ratio of the Company's senior debt to modified EBITDA, ranging from 125 to 225 basis points over LIBOR. The interest rate as of May 7, 2012 was 1.74%;

  •
  financial covenants by the Company prohibiting: the ratio of its total debt to its modified EBITDA from exceeding 3.5 to 1; the ratio of its EBIT to interest expense to be less than 2.5 to 1; and the amount of outstanding priority debt from exceeding 25% of the Company's consolidated capitalization;

  •
  customary limitations on liens securing indebtedness of the Company and its subsidiaries, asset sales, distributions and acquisitions; and

  •
  customary events of default, the occurrence of which may result in the acceleration of any outstanding loans.

This summary of the terms is qualified in its entirety by reference to the Credit Agreement, which is attached as an exhibit to the Company's Current Report on Form 8-K filed on May 3, 2012.

              We intend to refinance amounts borrowed under our Credit Agreement to pay the Purchase Price for Debentures purchased in the Offer with the proceeds of a private placement of debt securities exempt from registration under the Securities Act of 1933, as amended, which we expect to undertake after the commencement of the Offer, subject to market conditions. The total principal amount, interest rate, the interest payment dates and the maturity date of the debt securities to be issued in the private placement will be determined upon the pricing of that transaction. There can be no assurance that the private placement of debt securities will be completed on terms and conditions satisfactory to us.

Extension of the Offer; Termination; Amendment

              We reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open, and to delay acceptance for purchase of, and payment for any Debentures by giving notice of such extension to the Depositary and making a public announcement of such extension. We also reserve the right, in our sole discretion, to terminate the Offer and not purchase or pay for any Debentures not previously accepted for purchase or paid for, or, subject to applicable law, to postpone payment for Debentures, if any conditions of the Offer fail to be satisfied, by giving notice of such termination or postponement to the Depositary and making a timely public announcement of such termination or postponement. Our reservation of the right to delay acceptance for purchase or to delay payment for Debentures which we have accepted for purchase is limited by Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act, which require payment of the consideration offered or return of the Debentures promptly after termination or withdrawal of the Offer.

              Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether or not any of the events or conditions described under "The Offer—Conditions of the Offer" have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Debentures or by decreasing the principal amount of Debentures being sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled Expiration Time.

              Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire, Business Wire or other comparable news service.

              If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), 13e-4(f)(1) and 14e-1(b) under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of Debentures sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we:

  •
  adjust the pricing formula or the minimum or maximum Purchase Price;

  •
  otherwise increase or decrease the Purchase Price to be paid for the Debentures; or

  •
  decrease the principal amount of Debentures we are seeking to purchase,

then the Offer must remain open, or will be extended, until at least ten business days from, and including, the date that notice of any such change is first published, sent or given in the manner described above. The calculation of the final Purchase Price on the basis of the formula described above with respect to the Offer will not be considered an increase or decrease in the price to be paid in the Offer and will not require an extension of the Offer.

              Other than an extension of the Offer, we are not aware of any circumstance that would cause us to delay acceptance of any validly tendered Debentures.

Security Ownership

              Neither we, nor to the best of our knowledge, any of our executive officers, directors, affiliates or subsidiaries nor, to the best of our knowledge, any of our subsidiaries' directors or executive officers, nor any associates or subsidiaries of any of the foregoing, (a) owns any Debentures or (b) has effected any transactions involving the Debentures during the 60 days prior to the date of this Offer to Purchase. To the best of our knowledge, we will not acquire any Debentures from any of our directors, officers or affiliates pursuant to the Offer.

Brokerage Commissions

              A registered holder of Debentures that tenders its Debentures directly to the Depositary will not need to pay any brokerage fee or commission to us or the Depositary in connection with the tender of such Debentures. However, if a tendering holder effectuates such tender through its broker, dealer, commercial bank, trust company or other nominee, that holder may be required to pay such entity fees or commissions. If you hold your Debentures through a broker, dealer, commercial bank, trust company or other nominee, you should ask your broker, dealer, commercial bank, trust company or other nominee if you will be charged a fee to tender your Debentures through such broker, dealer, commercial bank, trust company or other nominee.

Fees and Expenses

              We will bear the expenses of soliciting tenders of Debentures. The principal solicitation is being made by mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. Additional solicitation may, however, be made by e-mail, facsimile transmission, and telephone or in person by our officers and other employees and those of our affiliates and others acting on our behalf. The Company will, upon request, reimburse brokers and dealers for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase to the beneficial owners of Debentures held by them as a nominee or in a fiduciary capacity.

No Recommendation

              None of us, our management or board of directors, the Dealer Manager, the Depositary or the Information Agent makes any recommendation to any holder of Debentures as to whether or not to tender any Debentures. None of us, our management or board of directors, the Dealer Manager, the Depositary or the Information Agent has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, representation or information as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

              Before making your decision, we urge you to read this Offer to Purchase, including the documents incorporated by reference herein, and the Letter of Transmittal in their entirety. We also urge you to consult your financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.

Persons Employed in Connection with the Offer

    Dealer Manager

              The Company has retained Merrill Lynch, Pierce, Fenner & Smith Incorporated to act as Dealer Manager in connection with the Offer. The Dealer Manager may contact holders regarding the Offer and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Debentures.

              The Company has agreed to pay the Dealer Manager a fee for their services as dealer manager in connection with the Offer. In addition, the Company will reimburse the Dealer Manager for their reasonable out-of-pocket expenses, including the reasonable expenses and disbursements of their legal counsel. The Company has also agreed to indemnify the Dealer Manager and their affiliates against certain liabilities in connection with their services, including liabilities under the federal securities laws. At any given time, the Dealer Manager may trade the Debentures or other securities of the Company for their own accounts or for the accounts of their customers and, accordingly, may hold a long or short position in the Debentures.

              In the ordinary course of business, the Dealer Manager and their respective affiliates have provided and may in the future continue to provide investment banking, commercial banking and other financial services to the Company and its subsidiaries for which they have received and will receive customary compensation. An affiliate of the Dealer Manager serves as a syndication agent and lender under our Credit Agreement.

    Depositary

              Computershare has been appointed as the Depositary for the Offer. We have agreed to pay the Depositary reasonable and customary fees for its services and will reimburse the Information Agent for its reasonable out-of-pocket expenses. All documents, if any, required to be delivered to the Depositary should be sent or delivered to the Depositary at the address listed on the back cover of this Offer to Purchase. Delivery of the Letter of Transmittal to an address or transmission of instructions via facsimile other than as set forth on the back cover of this Offer to Purchase does not constitute a valid delivery of the Letter of Transmittal or such instructions. See "The Offer—Procedures for Tendering the Debentures."

    Information Agent

              Georgeson has been appointed as the Information Agent for the Offer. We have agreed to pay the Information Agent reasonable and customary fees for its services and will reimburse the Information Agent for its reasonable out-of-pocket expenses. Any questions and requests for assistance or requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the Information Agent at the address listed on the back cover of this Offer to Purchase.

Solicitation

              The Information Agent will transmit solicitation materials on our behalf. In connection with the Offer, our officers, directors and regular employees may solicit tenders from holders of the Debentures and will answer inquiries concerning the terms of the Offer, in each case by use of the mails, personally or by telephone, electronic communication or other similar methods, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

Miscellaneous

              This Offer to Purchase and the Letter of Transmittal will be transmitted to record holders of the Debentures and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our list of holders of the Debentures or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of the Debentures.

              We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If it becomes aware of any jurisdiction where the making of the Offer or the acceptance of Debentures pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of the Debentures in such jurisdiction.

              Pursuant to Rule 13e-4 under the Exchange Act, we have filed the Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under "Where You Can Find More Information."

              None of us, our management or board of directors, the Dealer Manager, the Depositary or the Information Agent has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, representation or information as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

 PURPOSES, EFFECTS AND PLANS

Purposes of the Offer

              The principal purpose of the Offer is to reduce the amount of Debentures outstanding, thereby reducing the dilutive impact of the Debentures on our equity. To the extent that any Debentures are tendered and accepted in the Offer, we will not be required to issue any shares of our common stock pursuant to the terms of such Debentures, eliminating the dilution that would have been caused by any such issuances. In addition, to the extent that any Debentures are tendered and accepted in the Offer, we will reduce the risk that the cost to us of settling our conversion obligations under the Debentures, which is a function of the trading price of our common stock, will increase in the event that the trading price of our common stock increases. We expect that a successful Offer will be accretive to our earnings per share in 2012 and subsequent years, excluding transaction costs and any gain or loss realized as a result of the purchase of the Debentures. The amount of the accretion will depend on the number of Debentures purchased pursuant to the Offer, the purchase price of the Debentures, and related financing costs.

Future Purchases

              Following completion of the Offer, we may repurchase additional Debentures that remain outstanding in the open market, in privately negotiated transactions or otherwise. Future purchases of Debentures that remain outstanding after the Offer may be on terms that are more or less favorable than the Offer. Rule 14e-5 under the Exchange Act prohibits us and our affiliates from purchasing Debentures outside of the Offer from the time that the Offer is first announced until the expiration of the Offer, subject to certain exceptions. In addition, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Debentures other than pursuant to the Offer until ten business days after the Expiration Time of the Offer, although there are some exceptions. Future purchases, if any, will depend on many factors, which include market conditions and the condition of our business.

Material Differences in the Rights of Holders of the Debentures as a Result of the Offer

    Effects on the Holders of Debentures Tendered and Accepted in the Offer

              If your Debentures are tendered and accepted in the Offer, you will receive the Purchase Price per $1,000 principal amount of Debentures tendered and accepted, but will give up rights and obligations associated with ownership of such Debentures. Below is a summary of certain rights that you will forgo and obligations of which you will be relieved if you tender your Debentures and the tender is accepted. The summary below does not purport to describe all of the terms of the Debentures and is qualified in its entirety by reference to the Indenture, dated as of March 14, 2007, with U.S. Bank National Association, as trustee, as supplemented by the First Supplemental Indenture dated as of March 14, 2007 with respect to the notes (together with the base indenture, the "Indenture"), each of which will be filed as an exhibit to the Schedule TO and each of which is incorporated herein by reference. See "Where You Can Find More Information."

              Cash Distributions.    If you continue to hold any Debentures after settlement of the Offer, you will be entitled under the terms of the Debentures to receive regular semi-annual interest payments at the rate of 4.00% per annum.

              Conversion Rights of Holders.    If you continue to hold any Debentures after settlement of the Offer, at any time prior to 5:00 p.m., New York City time, on the business day immediately preceding March 15, 2047, the maturity date of the Debentures, you may convert your Debentures into shares of our common stock at a conversion rate of 18.0386 shares of our common stock per $1,000 principal amount of Debentures (which is equivalent to a conversion price of approximately $55.44 per share of our common stock). If a make-whole fundamental change (as defined in the Indenture) occurs prior to March 15, 2047, and you elect to convert your Debentures in connection with that make-whole fundamental change, we will increase the applicable conversion rate for the Debentures by a specified number of additional shares of our common stock determined as provided in the Indenture.

              Conversion Rights of the Company.    If you continue to hold any Debentures after settlement of the Offer, we may, at our option, convert your Debentures into shares of our common stock at the conversion rate then in effect. We may exercise this right only if the closing sale price of our common stock has exceeded 150% of the then prevailing conversion price in respect of the Debentures for at least 20 trading days in a period of 30 consecutive trading days, including the last trading day of such 30-day period, ending on the trading day prior to our issuance of a press release announcing such automatic conversion.

              Alternative Conversion Right Upon a Fundamental Change.    Upon the occurrence of a fundamental change (as defined in the Indenture), if the current market price per share of our common stock as of the fundamental change multiplied by the conversion rate then in effect with respect to the Debentures is less than $1,000, each holder of the Debentures shall have the option to convert all or a portion of such holder's Debentures into shares of our common stock at an adjusted conversion rate equal to the lesser of (1) $1,000 divided by such current market price per share of our common stock, and (2) 35.6672 shares. In lieu of issuing shares of common stock issuable upon this alternative conversion right, we may, at our option, make a cash payment to the converting holder equal to the aggregate market value of the shares of our common stock, determined as provided in the Indenture, otherwise issuable upon conversion.

    Effects on the Holders of Debentures not Tendered in the Offer

              The rights and obligations under the Debentures, if any, that remain outstanding after settlement of the Offer will not change as a result of the Offer.

              Following settlement of the Offer, any trading market for the remaining outstanding Debentures may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of any trading in the Debentures. Although you may be able to sell Debentures that you do not tender after settlement of the Offer, we cannot predict or assure you the price at which you will be able to sell such Debentures, which may be higher or lower than the Purchase Price paid by us in the Offer. Settlement of the Offer will further reduce the liquidity of the Debentures, and there can be no assurance that holders of the Debentures after the completion of the Offer will be able to find willing buyers for their Debentures after the Offer. See below under "—Effects of the Offer on the Market for Debentures."

              The closing price of our common stock on the New York Stock Exchange on May 7, 2012 was $43.67 per share. The product of such closing price and the current conversion rate of 18.0386 shares of our common stock per $1,000 principal amount of Debentures (subject to adjustment in certain events) equals $787.75. Subject to the terms and conditions, and during the periods and under the circumstances, described above, the Debentures may be converted into our common stock at any time before the close of business on the second scheduled trading day immediately preceding March 15, 2047, the maturity date of the Debentures.

Effects of the Offer on the Market for Debentures

              Our purchase of Debentures in the Offer will reduce the principal amount of Debentures that might otherwise be traded publicly and may reduce the number of holders of our Debentures. There is no established reporting system or trading market for trading in the Debentures. However, we believe the Debentures are currently traded over-the-counter.

              Following settlement of the Offer, any trading market for the remaining outstanding Debentures may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of any trading in the Debentures. You may be able to sell Debentures that you do not tender, however, we cannot predict or assure you the price at which you will be able to sell such Debentures, which may be higher or lower than the Purchase Price paid by us in the Offer. Settlement of the Offer will further reduce the liquidity of the Debentures, and there can be no assurance that holders of the Debentures after the completion of the Offer will be able to find willing buyers for their Debentures after the Offer.

Retirement and Cancellation

              Any Debentures not tendered or tendered but not accepted because they were not validly tendered shall remain outstanding upon completion of the Offer. All Debentures validly tendered and accepted in the Offer will be retired and cancelled.

Accounting Treatment of Repurchases of the Debentures in the Offer

              In our financial statements the Debentures have historically been accounted for as a long-term liability (debt) at their par value of $161.5 million. In connection with the offering in 2007, we incurred debt issuance costs in the amount of $5.2 million, consisting of underwriting discounts and commissions, legal and other professional fees. These costs were recorded as a noncurrent asset and are being amortized as additional interest expense over the term of the debentures.

              The consideration we pay for any Debentures will result in the extinguishment of our long term liability. The difference between the consideration we pay for the Debentures and their par (book) value, including unamortized debt issuance costs, will be recorded as a gain/loss on extinguishment of debt in our income statement.

Material United States Federal Income Tax Consequences

              The following summary describes the material U.S. federal income tax consequences relating to the Offer as of the date hereof. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the U.S. Treasury Regulations promulgated thereunder (the "Treasury Regulations"), administrative rulings and judicial decisions in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service (the "IRS"), so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not address all aspects of U.S. federal income tax related to the Offer and does not address all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

  •
  consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, banks and other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies and traders in securities that elect to use a mark-to-market method of accounting for their securities;

  •
  tax consequences to persons holding Debentures as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

  •
  tax consequences to U.S. Holders (as defined below) whose "functional currency" is not the U.S. dollar;

  •
  tax consequences to partnerships or other pass-through entities and their members;

  •
  tax consequences to certain former citizens or residents of the United States;

  •
  U.S. federal alternative minimum tax consequences, if any;

  •
  U.S. federal tax consequences other than income tax consequences; and

  •
  any state, local or foreign tax consequences.

              This summary of material U.S. federal income tax consequences is for general information only and is not tax advice for any particular investor. Furthermore, this summary only applies to beneficial owners of Debentures who hold their Debentures as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). If you are considering participating in the Offer, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

              In this discussion, we use the term "U.S. Holder" to refer to a beneficial owner of Debentures, that is, for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

              We use the term "Non-U.S. Holder" to describe a beneficial owner (other than a partnership or other pass-through entity) of Debentures that is not a U.S. Holder.

              If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Debentures, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors.

    Consequences to Participating U.S. Holders

              A U.S. Holder will recognize gain or loss equal to the difference between the amount realized on the disposition of the Debentures pursuant to the Offer and the U.S. Holder's adjusted tax basis in such Debentures. The amount realized will equal the amount of cash received for such Debentures (other than amounts, if any, attributable to accrued and unpaid interest, which amounts will be treated as ordinary interest income for U.S. federal income tax purposes to the extent not previously included in income, as described below under "—Accrued Interest"). A U.S. Holder's adjusted tax basis in a Debenture generally will equal the cost of such Debenture to such U.S. Holder, increased by any amounts includible in income by the U.S. Holder as market discount pursuant to an election, and reduced by any amortized premium which the U.S. Holder has previously elected to deduct. Subject to the market discount rules discussed below, such gain or loss will be capital gain or loss. Capital gains of non-corporate U.S. Holders derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation for U.S. federal income tax purposes. The deductibility of capital losses of corporate and non-corporate U.S. Holders is subject to limitations.

              Market Discount.    A U.S. Holder that purchased a Debenture with a market discount (defined as the excess, if any, of the stated redemption price at maturity of the Debenture over the U.S.

Holder's basis in the Debenture immediately after its acquisition, subject to a de minimis exception) may be subject to the market discount rules of the Code. Under those rules, any gain recognized on the purchase of such Debentures generally would be treated as ordinary income to the extent of the market discount accrued during the U.S. Holder's period of ownership, unless the U.S. Holder elected to include the market discount in income as it accrued.

              Amortized Premium.    A U.S. Holder that purchased a Debenture at a premium (generally defined as the excess, if any, of the U.S. Holder's basis in the Debenture immediately after its acquisition over the sum of (i) the stated redemption price at maturity of the Debenture and (ii) the fair market value of the option to convert the Debenture into our common stock, determined at the time of acquisition) may have been entitled to elect to deduct such premium over the remaining term of the Debenture under the amortizable bond premium rules of the Code. Under those rules, the U.S. Holder would be required to reduce the adjusted tax basis of the Debenture by the amount of amortized premium that the U.S. Holder elected to deduct.

              Accrued Interest.    If there is accrued and unpaid interest on the Debentures surrendered in the purchase and the U.S. Holder has not already taken that interest into income, then the payment of that interest in connection with the purchase will not be considered part of the amount realized in the purchase, but will instead be taxable as ordinary interest income in the taxable year of the purchase.

              Information Reporting and Backup Withholding for U.S. Holders.    U.S. Holders will be subject to IRS information reporting and may be subject to backup withholding on payments of interest on the Debentures and proceeds from the sale of the Debentures pursuant to the Offer. Backup withholding will be imposed only where the U.S. Holder (i) fails to furnish its social security number or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends, or (iv) under certain circumstances, fails to certify, under penalties of perjury, that the TIN furnished is the correct number and that such U.S. Holder is not subject to backup withholding. The amount of any backup withholding will be allowed as a credit against such U.S. Holder's U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the IRS in a timely manner. Backup withholding will not apply, however, with respect to payments made to certain U.S. Holders, including corporations and tax-exempt organizations, provided their exemption from backup withholding is properly established.

    Consequences to Participating Non-U.S. Holders

              A Non-U.S. Holder that realizes gain in connection with the receipt of cash in exchange for Debentures pursuant to the Offer generally will not be subject to U.S. federal income tax unless:

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment or fixed base);

  •
  the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition of the Debentures and certain other conditions are met; or

  •
  the Company is, or has been, a U.S. real property holding corporation ("USRPHC") during the shorter of the Non-U.S. Holder's holding period or the five-year period ending on the date of disposition

              If a Non-U.S. Holder is described in the first bullet point above, it will be subject to tax on the net gain derived from the disposition of the Debentures at regular graduated U.S. federal income tax rates, generally in the same manner as if the Non-U.S. Holder were a U.S. Holder. In addition, if a Non-U.S. Holder is a foreign corporation, it may be subject to the branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. If a Non-U.S. Holder is an individual described in the second bullet point above, such Non-U.S. Holder will be subject to a flat 30% tax on the gain derived from the disposition of the Debentures, which may be offset by certain U.S. source capital losses, even though such Non-U.S. Holder is not considered a resident of the United States. With respect to the third bullet point above, we believe that we are not, nor have we been, a USRPHC. Even if we were a USRPHC, as long as our common stock is regularly traded on an established securities market, Non-U.S. Holders will not generally be subject to tax unless (a) if the Debentures are "regularly traded", the Non-U.S. Holder has held more than 5% of the Debentures at any time during such five-year or shorter period or (b) if the Debentures are not "regularly traded", the Non-U.S. Holder holds Debentures with a fair market value of more than 5% of the value of our common stock, generally measured on the date of the most recent acquisition of such Debentures.

              No withholding of U.S. federal income tax will be required with respect to the portion of the payment, if any, attributable to accrued and unpaid interest on a Debenture held by a Non-U.S. Holder under the "portfolio interest" rule, provided that:

  •
  the Non-U.S. Holder does not conduct a trade or business in the United States with respect to which the interest is effectively connected;

  •
  the Non-U.S. Holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

  •
  the Non-U.S. Holder is not, for U.S. federal income tax purposes, a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

  •
  the Non-U.S. Holder is not a bank whose receipt of interest on the Debentures is described in Section 881(c)(3)(A) of the Code; and

  •
  the Non-U.S. Holder provides its name, address, and taxpayer identification number, if any, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN or other applicable form) or (b) the Non-U.S. Holder holds the Debentures through certain foreign intermediaries or certain foreign partnerships, and the Non-U.S. Holder and the foreign intermediary or foreign partnership satisfy the certification requirements of applicable Treasury Regulations. Special certification rules apply to Non-U.S. Holders that are pass-through entities.

              If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest generally will be subject to the 30% U.S. federal withholding tax, unless the Non-U.S. Holder provides us with a properly executed (i) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under an applicable income tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that interest paid on the Debentures is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States and includable in the Non-U.S. Holder's gross income.

              If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on the Debentures is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base, then, although the Non-U.S. Holder will be exempt from the 30% withholding tax (provided the certification requirements discussed above are satisfied), the Non-U.S. Holder will be subject to U.S. federal income tax on that interest on a net income basis at regular graduated U.S. federal income tax rates, generally in the same manner as if the Non-U.S. Holder were a U.S. Holder. In addition, if a Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

              Information Reporting and Backup Withholding for Non-U.S. Holders.    Information reporting will apply to each Non-U.S. Holder on payments of interest on the Debentures, regardless of whether withholding was required and any tax was withheld with respect to the interest. Copies of the information returns reporting such interest payments and the amount withheld may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

              A Non-U.S. Holder generally will not be subject to backup withholding with respect to payments of interest on the Debentures, provided that the payor does not have reason to know that the Non-U.S. Holder is a U.S. person and the Non-U.S. Holder has certified its status as a non-U.S. person, or the holder otherwise establishes an exemption. A Non-U.S. Holder generally will not be subject to backup withholding with respect to proceeds from the disposition of the Debentures to or through the U.S. office of a broker, provided that the Non-U.S. Holder certifies its non-U.S. status, or the Non-U.S. Holder otherwise establishes an exemption. A Non-U.S. Holder generally can satisfy the certification requirement by providing a Form W-8BEN or Form W-8ECI, as applicable. The payment of proceeds from the sale of the Debentures to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if such broker is (i) a U.S. person, (ii) a controlled foreign corporation for U.S. federal income tax purposes, (iii) a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or such partnership is engaged in the conduct of a U.S. trade or business, or (iv) a foreign person 50% or more of the gross income of which is effectively connected with the conduct of a U.S. trade or business for a specified three year period, then the sale or disposition of the Debentures will be subject to information reporting unless such broker has documentary evidence in its records that the Non-U.S. Holder is a non-U.S. person and certain other conditions are met or the Non-U.S. Holder otherwise establishes an exemption.

              The amount of any backup withholding will be allowed as a refund or a credit against the Non-U.S. Holder's U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Non-U.S. Holders of the Debentures should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such exemption, if applicable.

    Holders of Debentures Who Do Not Participate in the Offer

              Holders of Debentures whose Debentures are not purchased by the Company in the Offer will not incur any tax liability as a result of the completion of the Offer.

The Depositary for the Offer is:

By First Class, Registered or Certified Mail:	By Express or Overnight Delivery:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions PO Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021
By Facsimile Transmission (for eligible institutions only): Computershare Trust Company, N.A. Facsimile: (617) 360-6810 Confirm By Telephone: (781) 575-2332

              Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers as set forth below. Any requests for additional copies of this Offer to Purchase, the Letter of Transmittal or related documents may be directed to the Information Agent. A holder may also contact such holder's broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson Inc.
199 Water Street, 26th Floor
New York, New York 10038-3560
Banks and Brokers Call: (212) 440-9800
All Others Call Toll-Free: (800) 509-0984

The Dealer Manager for the Offer is:

BofA Merrill Lynch
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Bank of America Tower
One Bryant Park
New York, New York 10036
Call Toll-Free: (888) 803-9655

QuickLinks

  Exhibit (a)(1)(A)
IMPORTANT INFORMATION
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE
TABLE OF CONTENTS
SUMMARY TERMS OF THE OFFER
FORWARD-LOOKING STATEMENTS
CERTAIN SIGNIFICANT CONSIDERATIONS
RATIO OF EARNINGS TO FIXED CHARGES
PRICE RANGE OF THE DEBENTURES AND COMMON STOCK AND DIVIDENDS
SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA
THE OFFER
PURPOSES, EFFECTS AND PLANS